EXHIBIT 99.1

Contact:	Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
678-518-3278

Neenah Paper Declares Quarterly Dividend and Announces

Date of Annual Shareholders Meeting

ALPHARETTA, GEORGIA — May 4, 2009 — Neenah Paper, Inc. (NYSE: NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.10 per share on the company’s common stock. The dividend is payable on June 2, 2009 to stockholders of record as of close of business on May 15, 2009.

In addition, the Company announced that its 2009 Annual Meeting of Shareholders will be held on Wednesday, May 20, 2009, at 10:00 a.m., Eastern Time. The Annual Meeting will be held at Neenah Paper’s corporate office, located at 3460 Preston Ridge Road, Alpharetta, Georgia. Common stockholders of record as of end of business on March 31, 2009 are eligible to vote at the meeting.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance- based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for many specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and approximately 500,000 acres of timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.